EXHIBIT 99.1

(BW)(CA-PACER-INTL)(PACR) Pacer International Reports 3rd Quarter 2005 Results: Income from Operations up 26.7 Percent; Net Income up 29.2 Percent

Business, Logistics and Transportation Editors

CONCORD, Calif.— (BUSINESS WIRE) –November 1, 2005—Pacer International, Inc. (Nasdaq: PACR), the non-asset based North American third-party logistics and freight transportation provider, today reported financial results for the three- and nine-month periods ended September 23, 2005.

THIRD QUARTER RESULTS

For the quarter ended September 23, 2005, income from operations increased by $5.5 million, or 26.7 percent, to $26.1 million compared to $20.6 million in the same quarter of 2004, reflecting growth in both the wholesale and retail segments. Net income increased by $3.3 million, or 29.2 percent, to $14.6 million compared to $11.3 million in the same quarter of 2004. Diluted earnings per share for the quarter increased to $0.38 from $0.30 a year earlier. The company had $37.1 million of cash flow from operations in the third quarter, an improvement of $27.9 million from the same period in 2004, and paid down $16.0 million of debt.

“We see continued progress in the company’s on-going business,” said Don Orris, chairman and chief executive officer. “Income from operations for our retail segment more than doubled for the third quarter of 2005 compared to the like quarter of 2004, notwithstanding a 9.5 percent decrease in segment revenues due primarily to the previously announced loss of a large but low-margin customer. Also, income from operations for our wholesale segment rose more than 20 percent on revenue growth of more than 15 percent,” added Orris.

YEAR-TO-DATE RESULTS

For the nine months ended September 23, 2005, on an as-reported basis, revenues increased to $1,356.3 million from $1,277.3 million in the same period of 2004. Net income increased to $30.5 million from $30.2 million in the same period last year. Diluted earnings per share increased to $0.80 from $0.79 a year earlier, and income from operations increased by $0.8 million, or 1.4 percent, compared to the 2004 period. The 2005 results include the previously announced write-off of $11.3 million of software development costs and the $1.9 million of pre-tax charges related to legal cases settled during the second quarter of this year.

Net income for the 2005 period, adjusted to exclude the $11.3 million of pre-tax costs ($6.8 million after-tax) related to the software write-off, increased to $37.3 million from $30.2 million in the 2004 period, a gain of 23.5 percent. Adjusted diluted earnings per share increased to $0.98 from $0.79 in the 2004 period, up 24.1 percent. Adjusted income from operations for the 2005 period increased 21.5 percent to $68.3 million from $56.2 million a year earlier.

Note: A tabular reconciliation of the differences between the adjusted financial results set forth above and financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is contained in the financial summary statements attached to this press release.

CONFERENCE CALL TODAY — Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. Eastern Time today (Tuesday, November 1). To participate, please call five minutes early by dialing (877) 209-0397 (in USA) and ask for “Pacer Third Quarter Earnings Call.” International callers can dial (612) 332-0932.

Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from November 1 at 10:15 p.m. Eastern Time to December 1 at 11:59 p.m. Eastern Time. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 798338. Alternatively, a replay can be accessed through the Investor Relations link on the company’s Web site at www.pacer-international.com.

ABOUT PACER INTERNATIONAL— Pacer International, a leading non-asset based North American third-party logistics and freight transportation provider, offers a broad array of logistics and other services through its subsidiaries and divisions to facilitate the movement of freight from origin to destination. Its wholesale services include Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and cartage (local trucking) services, and its retail services include intermodal marketing, truck brokerage, truck services, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web sites: www.pacer-international.com, www.pacerstack.com, and www.pacerglobal.com.

USE OF NON-GAAP FINANCIAL MEASURES: This press release contains “non-GAAP financial measures” as defined by the Securities and Exchange Commission, including adjusted diluted earnings per share, adjusted net income and adjusted income from operations. These non-GAAP measures which exclude the effect of the company’s write-off of computer software in the second quarter of 2005, are used by Management and the Board of Directors in their analysis of the company’s ongoing core operating performance. Management believes that these non-GAAP financial measures by excluding the impact of the non-cash write-off provide useful supplemental information that is essential to a proper understanding of the operating results of the company’s core businesses and allows investors to more easily compare operating results from period to period. A tabular reconciliation of the differences between the non-GAAP financial information discussed in this release and the most directly comparable financial information calculated and presented in accordance with GAAP is contained in the financial summary statements attached to this press release.

CERTAIN FORWARD-LOOKING STATEMENTS — This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, capacity shortages or weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; changes in our business strategy, development plans or cost savings plans; the loss of one or more of our major customers; competition; availability of qualified personnel; the frequency or severity of accidents, particularly involving our trucking operations; changes in, or the failure to comply with, government regulations; changes in interest rates; difficulties in maintaining or enhancing our information technology systems; our ability to integrate acquired businesses; terrorism and acts of war; and increases in our leverage. Additional information about these and other factors that could affect the company’s business is set forth in the company’s various filings with the Securities and Exchange Commission, including those set forth in the company’s annual report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 14, 2005. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

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Note to editors: Issued by Steve Potash and Company, tel. 510/865-0800, or steve@potashco.com

CONTACT: Pacer International

Larry Yarberry, 925-887-1577 (CFO)

Cell: 925-890-9245

lyarberry@pacerintl.com

Pacer International, Inc.

Consolidated Balance Sheet

($ millions)

September 23, 2005
(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9.0
Accounts receivable, net	200.3
Prepaid expenses and other	6.7
Deferred income taxes	3.4

Total current assets	219.4

Property and equipment
Property, plant & equipment at cost	92.9
Accumulated depreciation	(57.0)

Property and equipment, net	35.9

Other assets
Intangible assets, net	288.3
Deferred income taxes	11.8
Other assets	15.5

Total other assets	315.6

Total assets	$570.9

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and capital leases	$—
Book overdraft	—
Accounts payable and accrued liabilities	169.3

Total current liabilities	169.3

Long-term liabilities
Long-term debt and capital leases	108.0
Other	2.4

Total long-term liabilities	110.4

Stockholders’ equity
Common stock	0.4
Paid In capital	277.2
Other	(0.1)
Retained earnings	13.9
Accumulated other comprehensive loss	(0.2)

Total stockholders’ equity	291.2

Total liabilities and equity	$570.9

Pacer International, Inc.

Unaudited Consolidated Statement of Cash Flows

($ in millions)	9 Months 2005
Cash Flows from Operating Activities
Net income	$30.5
Adjustments to net income

Depreciation and amortization	5.2
Deferred income taxes	0.4
Write-off of computer software	11.3
Change in receivables	31.8
Change in other current assets	3.5
Change in current liabilities	(2.3)
Other	(4.7)

Net cash provided by operating activities	75.7

Cash Flows from Investing Activities
Capital expenditures	(3.3)
Proceeds from sales of property and equipment	0.1

Net cash used for investing activities	(3.2)

Cash Flows from Financing Activities
Book overdraft	(18.6)
Proceeds from issuance of common stock	1.3
Debt, revolver, net and capital lease payments	(46.0)

Net cash used for financing activities	(63.3)

Effect of exchange rate changes on cash	(0.2)

Net change in cash and cash equivalents	9.0

Cash at beginning of period	—

Cash at end of period	$9.0

Pacer International, Inc.

Reconciliation of As Reported Financial Results to As Adjusted Financial Results

For the Nine Months Ended September 23, 2005 and September 17, 2004

In millions, except share and per share amounts

Unaudited

	Nine Months 2005				Nine Months 2004	As Adjusted Variance 2005 vs 2004%
Item	As Reported Results	Adjustments		As Adjusted Results	As Reported Results
Income from operations - wholesale segment	$63.7	$11.3	1/	$75.0	$61.8	$13.2	21.4%
Income from operations - retail segment	7.5	—		7.5	5.2	2.3	44.2%
Income from operations - corporate	(14.2)	—		(14.2)	(10.8)	(3.4)	31.5%
Interest expense	6.3	—		6.3	7.1	(0.8)	-11.3%

Income before income taxes	50.7	11.3		62.0	49.1	12.9	26.3%
Income taxes	20.2	4.5	2/	24.7	18.9	5.8	30.7%

Net income	$30.5	$6.8		$37.3	$30.2	$7.1	23.5%

Diluted earnings per share	$0.80	$0.18		$0.98	$0.79	$0.19	24.1%

Weighted average shares outstanding	38,021,710	38,021,710		38,021,710	38,140,098	(118,388)	-0.3%

1/	Write-off of costs related to the development of Stacktrain computer software.

2/	Income tax effect of the write-off at the effective rate.

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions)

	3rd Quarter 2005				Nine Months 2005
	Wholesale	Retail	Corp./Elim.	Consolidated	Wholesale	Retail	Corp./Elim.	Consolidated
	GAAP				GAAP
Revenues	$269.0	$213.2	$(40.6)	$441.6	$794.1	$683.3	$(121.1)	$1,356.3

Cost of purchased transportation	196.2	182.7	(40.6)	338.3	579.4	590.5	(121.1)	1,048.8
Direct operating expenses	26.5	—		26.5	84.4	—	—	84.4
Selling, general & admin. expenses	16.9	27.6	4.5	49.0	52.7	82.8	14.1	149.6
Write-off of computer software	—	—	—	—	11.3	—	—	11.3
Depreciation expense	0.8	0.8	0.1	1.7	2.6	2.5	0.1	5.2

Income from operations	28.6	2.1	(4.6)	26.1	63.7	7.5	(14.2)	57.0
Interest expense				1.9				6.3

Income before income taxes				24.2				50.7
Income tax				9.6				20.2

Net income				$14.6				$30.5

Diluted Earnings Per Share				$0.38				$0.80

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ million, except per share amounts)

	3rd Quarter				Nine Months
	2005	2004	Variance	%	2005	2004	Variance	%
	GAAP				GAAP
Segments

Revenues
Wholesale	269.0	233.4	35.6	15.3%	794.1	695.8	98.3	14.1%
Retail	213.2	235.7	(22.5)	-9.5%	683.3	669.4	13.9	2.1%
Cons. Entries	(40.6)	(30.9)	(9.7)	31.4%	(121.1)	(87.9)	(33.2)	37.8%

Total	441.6	438.2	3.4	0.8%	1,356.3	1,277.3	79.0	6.2%

Income from Operations
Wholesale	28.6	23.6	5.0	21.2%	63.7	61.8	1.9	3.1%
Retail	2.1	1.0	1.1	110.0%	7.5	5.2	2.3	44.2%
Corporate	(4.6)	(4.0)	(0.6)	-15.0%	(14.2)	(10.8)	(3.4)	-1.5%

Total	26.1	20.6	5.5	26.7%	57.0	56.2	0.8	1.4%
Net Income	14.6	11.3	3.3	29.2%	30.5	30.2	0.3	1.0%
Diluted Earnings per Share	$0.38	$0.30	$0.08	26.7%	$0.80	$0.79	$0.01	1.3%